Exhibit 10.31
THE
PBG
DIRECTOR
DEFERRAL PROGRAM
Effective as of January 1, 2009

-ii-

TABLE OF CONTENTS

Page
9.03 Other Plans:	23
9.04 Governing Law:	23
9.05 Gender, Tense and Examples:	23
9.06 Successors and Assigns; Nonalienation of Benefits:	24
9.07 Facility of Payment:	24

-iii-

ARTICLE I – INTRODUCTION
     The Pepsi Bottling Group, Inc. (the “Company” or “PBG”) established the PBG Director Deferral Program (the “Plan”) to permit Eligible Directors to defer certain compensation paid to them as Directors. The material terms of the Plan were approved by the Board of Directors by resolution duly adopted on March 27, 2008 and the Plan is effective as of January 1, 2009 (the “Effective Date”).
     For federal income tax purposes, the Plan is intended to be a nonqualified unfunded deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be exempt from ERISA coverage as a plan that solely benefits non-employees (or alternatively, a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees).

ARTICLE II – DEFINITIONS
     When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:
2.01 Account:
     The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under section 4.01. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.
2.02 Act:
     The Securities Exchange Act of 1934, as amended from time to time.
2.03 Beneficiary:
     The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with section 4.02(c).
2.04 Code:
     The Internal Revenue Code of 1986, as amended from time to time.
2.05 Company:
     The Pepsi Bottling Group, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.
2.06 Deferral Subaccount:
     A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and earnings or losses credited to such subaccount in accordance with section 5.01(b).
2.07 Director:

     A person who is a member of the Board of Directors of the Company and who is not currently an employee of the PBG Organization.
2.08 Director Compensation:
     Direct monetary remuneration to the extent payable in cash in U.S. dollars to the Eligible Director by the Company for the discharge of his or her duties as a member of the Board of Directors of the Company. Director Compensation shall not include the amount of any reimbursement by the Company for expenses incurred by the Eligible Director in the discharge of his or her duties as a member of the Board of Directors of the Company.
2.09 Distribution Valuation Date:
     Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are March 31st, June 30th, September 30th and December 31st. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.
2.10 Election Form:
     The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Director Compensation to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms, as it deems appropriate from time to time.
2.11 Eligible Director:
     The term “Eligible Director” shall have the meaning given to it in section 3.01(b).
2.12 ERISA:
     Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13 Fair Market Value:
     For purposes of converting a Participant’s deferrals to phantom PBG Common Stock as of any date, and for converting dividend equivalents to phantom PBG Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for PBG Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places. For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom PBG Common Stock is determined as the closing price on the applicable Distribution Valuation Date for PBG Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places.
2.14 Key Employee:
     The individuals identified in accordance with the principles set forth below.
          (a) General. Any Participant who at any time during the applicable year is –
          (1) An officer of any member of the PBG Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Section 416(i)(1) of the Code);
          (2) A 5-percent owner of any member of the PBG Organization; or
          (3) A 1-percent owner of any member of the PBG Organization having annual compensation of more than $150,000.
     For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Section 416(i)(5) of the Code shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.
          (b) Applicable Year. The Plan Administrator shall determine Key Employees as of the last day of each calendar year (the “determination date”), based on compensation for such year, and the designation for a particular determination date shall be effective for purposes of this Plan for the twelve month period commending on April 1st of the next following calendar year. For purposes of the 2009 calendar year, the prior sentence shall mean that the Key

Employees determined by the Plan Administrator as of December 31, 2007 shall apply to the period from January 1, 2009 to March 31, 2009.
          (c) Rule of Administrative Convenience. In addition to the foregoing, the Plan Administrator shall treat all other employees classified as Band E5 and above on the applicable determination date prescribed in subsection (b) as Key Employees for purposes of the Plan for the twelve month period commencing on April 1st of the next following calendar year, provided that if this would result in counting more than 200 individuals as key employees as of any such determination date, then the number treated as key employees will be reduced to 200 by eliminating from consideration those employees otherwise added by this subsection (c) in order by their base compensation, from the lowest to the highest.
2.15 Mandatory Deferral:
     The term “Mandatory Deferral” shall have the meaning given to it in section 4.05.
2.16 Participant:
     Any Director who is qualified to participate in this Plan in accordance with section 3.01 and who has an Account. An active Participant is one who is currently deferring under section 4.01.
2.17 PBG Organization:
     The controlled group of organizations of which the Company is a part, as defined by Sections 414(b) and (c) of the Code and the regulations issued thereunder. An entity shall be considered a member of the PBG Organization only during the period it is one of the group of organizations described in the preceding sentence.
2.18 Plan:
     The PBG Director Deferral Program, as set forth herein and as amended from time to time.
2.19 Plan Administrator:
     The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. References in this document to the Plan Administrator shall be understood as referring to the Board of Directors, and those delegated by the Board of Directors. All delegations made under the authority granted by this section are subject to section 7.05.

2.20 Plan Year:
     The 12-consecutive month period beginning on January 1st and ending on December 31st.
2.21 Recordkeeper:
     For any designated period of time, the party (which may include the Company’s Compensation Department) that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.
2.22 Second Look Election:
     The term “Second Look Election” shall have the meaning given to it in section 4.04.
2.23 Section 409A:
     Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.
2.24 Separation from Service:
     A Participant’s separation from service as defined in Section 409A; provided that for this purpose the term “service recipient” shall include PepsiCo, Inc. so long as PepsiCo, Inc. or a member of the PepsiCo, Inc. controlled group maintains an ownership interest in the Company of at least 20%. In the event the Participant also provides services other than as a director for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.
2.25 Specific Payment Date:
     A specific date selected by an Eligible Director that triggers a lump sum payment of a deferral as specified in section 4.03 or 4.04. The Specific Payment Dates that are available to be selected by Eligible Directors shall be determined by the Plan Administrator. With respect to any deferral, the currently available Specific Payment Date(s) shall be the date or dates reflected on the Election Form or the Second Look Election form that is made available by the Plan Administrator for the deferral. In the event that an Election Form or Second Look Election form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date.

2.26 Valuation Date:
     Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.01 Eligibility to Participate:
          (a) An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.
          (b) During the period an individual satisfies the eligibility requirements of this section, he or she shall be referred to as an Eligible Director.
          (c) Each Eligible Director shall become an active Participant on the earlier of the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the Plan Administrator under section 4.01 or the date on which a Mandatory Deferral is first credited to the Plan on his or her behalf under section 4.05.
3.02 Termination of Eligibility to Defer:
     An individual’s eligibility to participate by making an election to defer pursuant to section 4.01 shall cease as soon as administratively practicable following the date he or she ceases to be a Director.
3.03 Termination of Participation:
     An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV — DEFERRAL OF COMPENSATION
4.01 Deferral Election:
     (a) Each Eligible Director may make an election to defer under the Plan in 10% increments up to 100% of his or her Director Compensation for a Plan Year (disregarding any Director Compensation that is subject to a Mandatory Deferral pursuant to section 4.05) in the manner described in section 4.02. Such election to defer shall apply to Director Compensation that is earned for services performed in the corresponding Plan Year. A newly Eligible Director may only defer the portion of his or her eligible Director Compensation for the Plan Year in which he or she becomes an Eligible Director that is earned for services performed after the date of his or her election. For this purpose, if a valid Election Form is received prior to the date on which the Eligible Director becomes a Director and the Election Form is effective under section 4.02(a) as of the date on which the Eligible Director becomes a Director, then the Director shall be deemed to receive all of his or her Director Compensation for the Plan Year in which he or she becomes an Eligible Director after the date of the election. Any Director Compensation deferred by an Eligible Director for a Plan Year will be deducted for each payment period for the Plan Year for which he or she has Director Compensation and is an Eligible Director.
          (b) To be effective, an Eligible Director’s Election Form must set forth the percentage of Director Compensation to be deferred and any other information that may be requested by the Plan Administrator from time to time. For this purpose, the Election Form must meet the requirements of section 4.02.
4.02 Time and Manner of Deferral Election:
          (a) Deferral Election Deadlines. Ordinarily an Eligible Director must make a deferral election for Director Compensation earned for services performed in a Plan Year no later than December 31st of the calendar year immediately prior to the beginning of the Plan Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of election forms). If December 31st of such year is not a business day, then the deadline for deferral elections will be the first business day preceding December 31st of such year. In addition, an individual who has been nominated for Director status must submit an Election Form prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director.
          (b) General Provisions. A separate deferral election under subsection (a) above must be made by an Eligible Director for each Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Plan Administrator (or, if authorized by the Plan Administrator for this purpose, the Recordkeeper) by the prescribed time in subsection (a) above, the Eligible Director will be deemed to have elected not to defer any Director Compensation for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the percentage a Participant elects to defer shall not be permitted after the beginning of the applicable Plan Year.
          (c) Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose), shall be void and of no effect. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.
4.03 Period of Deferral; Form of Payment:
          (a) Period of Deferral. An Eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. Notwithstanding an Eligible Director’s actual election of a Specific Payment Date, an Eligible Director shall be deemed to have elected a period of deferral of not less than one year after the end of the Plan Year for which the Compensation would have been paid absent deferral.
               If the Specific Payment Date selected by an Eligible Director would result in a period of deferral that is less than this minimum deferral period, the Eligible Director shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in the preceding sentence. If an Eligible Director fails to affirmatively designate a period of deferral on his or her Election Form, he or she shall be deemed to have specified the date on which he or she incurs a Separation from Service.

          (b) Form of Payment. An Eligible Director making a deferral election shall be eligible for a lump sum payment only.
4.04 Second Look Election:
               (a) General. Subject to subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make another one-time election regarding the time of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”
               (b) Requirements for Second Look Elections. Second Look Elections must comply with all of the following requirements:
          (1) If an Eligible Director’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s original Specific Payment Date and such election will not be effective until 12 months after it is made. In addition, in this case the Participant’s Second Look Election must specify one of the following two payment events on the Second Look Election — (i) the Second Look Election must provide for a new Specific Payment Date that is at least 5 years after the original Specific Payment Date, or (ii) the Second Look Election must provide for payment to be made on the later of a new Specific Payment Date that is at least 5 years after the original Specific Payment Date or Separation from Service.
          (2) If an Eligible Director’s initial election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant must elect a payment date that is at least 5 years after the Participant’s Separation from Service.
          (3) An Eligible Director may make only one Second Look Election for each individual deferral, and each Second Look Election must comply with all of the relevant requirements of this section.
          A Second Look Election will be void and payment will be made based on the Participant’s original election under section 4.03 if all of the relevant provisions of this subsection (b) are not satisfied in full. However, if an Eligible Director’s Second Look Election becomes effective in accordance with the provisions of subsection (b), the Participant’s original election shall be superseded (including any Specific Payment Date specified therein), and the original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.
          (c) Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Plan Administrator (or, if authorized by the Plan

Administrator, the Recordkeeper) and to comply with the requirements of this section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator are under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this section or in Section 409A.
4.05 Mandatory Deferrals:
          (a) General. As provided in this section, the Board of Directors of the Company may require that Director Compensation be deferred under the Plan. Such portion of an Eligible Director’s Director Compensation for a Plan Year that the Board of Directors of the Company requires to be deferred under this section 4.05 shall be referred to as a “Mandatory Deferral.”
          (b) Time for Board’s Determination. To be effective hereunder, any determination by the Board of Directors of the Company to require a Mandatory Deferral of a portion of an Eligible Director’s Director Compensation for a Plan Year must be made no later than the December 31st immediately preceding the calendar year in which the Eligible Director performs the services to which such Director Compensation relates (or, to the extent the Eligible Director is not permitted to make any payment election with respect to such Mandatory Deferral and it would result in a later deadline, immediately prior to the time the Eligible Director first has a legally binding right to such Director Compensation). As of such date or time, the determination by the Board of Directors of the Company to require the deferral of the Director Compensation shall be irrevocable. Any Mandatory Deferral for a Plan Year shall be credited to a separate Deferral Subaccount for such Plan Year.
          (c) Time and Form of Payment. Each Mandatory Deferral shall be distributed in accordance with section 6.05. The Eligible Director shall be entitled to elect to change the time of payment in accordance with section 4.04 unless otherwise provided by the Board of Directors.

ARTICLE V — INTERESTS OF PARTICIPANTS
5.01 Accounting for Participants’ Interests:
          (a) Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date the Director Compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.
          (b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested in accordance with this Article. The Plan provides only for “phantom investment,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.
5.02 Phantom Investment of Account:
          (a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in phantom PBG Common Stock as provided in subsection (b) below.
          (b) Phantom PBG Common Stock. Participant Accounts invested in the phantom investment are adjusted to reflect an investment in PBG Common Stock. An amount deferred into this phantom investment is converted to phantom shares (or units) of PBG Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of PBG Common Stock (or of a unit in the Account) on the date as of which the amount is treated as invested in the phantom investment by the Plan Administrator. The Plan Administrator shall adopt a fair valuation methodology for valuing the phantom investment, such that the value shall reflect the complete value of an investment in PBG Common Stock in accordance with the following:
          (1) The Plan Administrator shall value the phantom investment in PBG Common Stock pursuant to an accounting methodology which unitizes partial shares as well as any amounts that would be received by the Account as dividends (if dividends were paid on phantom shares/units of PBG Common Stock as they are on actual shares of equivalent value). For the time period this methodology is chosen, partial shares and the above dividends shall be converted to units and credited to the Participant’s investment in the phantom PBG Common Stock.

          (2) A Participant’s interest in the phantom PBG Common Stock is valued as of a Valuation Date by multiplying the number of phantom shares (or units) credited to his or her Account on such date by the Fair Market Value of a share of PBG Common Stock (or of a unit in the Account) on such date.
          (3) If shares of PBG Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares/units credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.
          (4) In no event will shares of PBG Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PBG Common Stock on account of an interest in this phantom investment.
          (c) Any valuation or other determination that is required to be made under this section by the Plan Administrator may also be made by the Recordkeeper, if the Recordkeeper has been authorized by the Plan Administrator to make such valuation or determination.
          (d) Phantom PBG Common Stock Restrictions. Notwithstanding the preceding provisions of this section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the phantom PBG Common Stock pursuant to section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. These provisions shall apply notwithstanding any provision of the Plan to the contrary except section 7.06 (relating to compliance with Section 409A).
5.03 Vesting of a Participant’s Account:
     A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI — DISTRIBUTIONS
6.01 General:
     A Participant’s Deferral Subaccount(s) shall be distributed as provided in this Article, subject in all cases to section 7.03(j) (relating to safeguards against insider trading) and section 7.05 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances shall be distributed in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A. The rules set forth in this Article VI shall apply to any distributions that would occur based on events (including any Separations from Service) or Specific Payment Dates.
          (a) Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s death. If such a Participant dies prior to the Specific Payment Date, section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.
          (b) Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than as a result of death). Subsection (c) of this section provides for when section 6.04 takes precedence over section 6.03.
          (c) Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive a distribution under section 6.02 or 6.03 (see below) at the time of his or her death, section 6.04 shall take precedence over those sections solely to the extent section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.
6.02 Distributions Based on a Specific Payment Date:
     This section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:
          (a) If a Participant’s Deferral Subaccount is to be paid pursuant to sections 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

6.03 Distributions on Account of a Separation from Service:
     This section shall apply to distributions that are to be made upon Separation from Service. When used in this section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for death.
          (a) If the Participant’s Separation from Service is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to sections 4.03 or 4.04 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccounts shall be distributed based upon the provisions of section 6.02.
          (b) If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as follows:
          (1) for deferrals of Director Compensation other than Mandatory Deferrals, payment of the related Deferral Subaccount shall occur on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s Separation from Service occurs (or if section 4.04(b)(2) applies, payment shall occur on the payment date elected pursuant to section 4.04(b)(2)); and
          (2) for Mandatory Deferrals, payment of the related Deferral Subaccount shall occur on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s Separation from Service occurs (or if section 4.04(b)(2) applies, payment shall occur on the payment date elected pursuant to section 4.04(b)(2).
          (c) The distribution provided in subsection (b) shall be made in a single lump sum payment and shall be distributed on the date specified in subsection (b) above and shall be valued as of the last Distribution Valuation Date preceding the date of distribution.
          (d) Notwithstanding subsections (a), (b) and (c) above, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service. In such event any applicable lump sum payment shall be payable on the first day of the month following the end of the second calendar quarter following the quarter in which the Participant’s Separation from Service occurs, valued as of the immediately preceding Distribution Valuation Date.

6.04 Distributions on Account of Death:
          (a) Upon a Participant’s death, the value of the Participant’s Account under the Plan shall be distributed in a single lump sum payment on the earlier of the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s death occurs or the Specified Payment Date, valued as of the immediately preceding Distribution Valuation Date. Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.
          (b) If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this section shall be distributed as follows:
     (1) If the Participant is married at the time of his/her death, all payments made pursuant to this section shall be paid to the Participant’s spouse; or
     (2) If the Participant is not married at the time of his/her death, all payments made pursuant to this section shall be paid to the Participant’s estate.
     The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state law where the Participant has his/her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.
          (c) Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.
6.05 Distributions of Mandatory Deferrals:
     This section 6.05 shall govern the distribution of all Mandatory Deferrals under the Plan. Subject to the last sentence of this section 6.05, a Participant’s Deferral Subaccount(s) for Mandatory Deferrals shall be distributed upon the earliest of the following to occur:
          (a) The Participant’s Separation from Service (other than on account of a death) pursuant to the distribution rules of section 6.03;
(b) The Participant’s death pursuant to the distribution rules of section 6.04;

     Notwithstanding the foregoing, the Board of Directors of the Company may specify different terms for the distribution of Mandatory Deferrals. Such specification may always occur not later than when the Mandatory Deferral becomes irrevocable under section 4.05(c). Such specification may also occur later, but only to the extent that such later specification satisfies the requirements of section 4.04 (as if it were an election by the Participant). In addition, unless otherwise determined by the Board of Directors, the Participant may make an election under section 4.04.
6.06 Valuation:
     In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date most recently preceding the date of such distribution.
6.07 Impact of Section 16 of the Act on Distributions:
     The provisions of section 7.05 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.
6.08 Actual Payment Date:
     An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII — PLAN ADMINISTRATION
7.01 Plan Administrator:
     The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to section 7.05 below.
7.02 Action:
     Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.
7.03 Powers of the Plan Administrator:
     The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:
          (a) To exercise its discretionary authority to construe, interpret, and administer this Plan;
          (b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
          (c) To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
          (d) To authorize all disbursements by the Company pursuant to this Plan;
          (e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
          (f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;
          (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
          (h) To change the phantom investment under Article V;

          (i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and
          (j) Notwithstanding any other provision of this Plan except section 7.06 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator determines is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.
     The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.
7.04 Compensation, Indemnity and Liability:
     The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Board of Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05 Section 16 Compliance:
          (a) In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation and Management Development Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.
          (b) Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is being distributed to a Participant in cash, (ii) was the subject of a Second Look Election, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the phantom PBG Common Stock would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in phantom PBG Common Stock (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (“Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the phantom PBG Common Stock in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:
          (1) In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom PBG Common Stock in connection with the distribution, or
          (2) The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, or when the time between the liquidation and an opposite way transaction is sufficient.
7.06 Conformance with Section 409A:
     At all times during each Plan Year, this Plan shall be operated and construed in accordance with the requirements of Section 409A. In all cases, the provisions of this section shall apply notwithstanding any contrary provision of the Plan that is not contained in this section.

ARTICLE VIII — AMENDMENT AND TERMINATION
8.01 Amendment of Plan:
     The Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Board of Directors. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.
8.02 Termination of Plan:
          (a) The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.
          (b) This section is subject to the same restrictions related to compliance with Section 409A that apply to section 8.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this Plan.

ARTICLE IX — MISCELLANEOUS
9.01 Limitation on Participant’s Rights:
     Participation in this Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.
9.02 Unfunded Obligation of the Company:
     The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.
9.03 Other Plans:
     This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.
9.04 Governing Law:
     This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
9.05 Gender, Tense and Examples:
     In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).
9.06 Successors and Assigns; Nonalienation of Benefits:
     This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.
9.07 Facility of Payment:
     Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.